                          JURISDICTION OF     NAMES UNDER WHICH
SUBSIDIARY                 INCORPORATION      SUBSIDIARIES DO BUSINESS


Detroit Tool Metal        Missouri            F.J. Potter Company
Products Co.                                  Fred J. Potter Company
                                              Detroit Tool Metal Products Co.
                                              Arrow Precision Elements, Inc.

Detroit Tool and          Delaware            Detroit Tool and Engineering
Engineering Company                              Company
                                              Peer

Sencorp Systems, Inc.     Delaware            Sencorp Systems, Inc.

Sencorp FSC, Inc.         United States       Sencorp FSC, Inc.
                          Virgin Islands

Pharma Group, Inc.        Delaware            Stokes-Merrill Corporation
                                              Stokes
                                              Merrill-Lakso
                                              Kalish

Advanced Assembly         Ohio                Advanced Assembly Automation, Inc.
Automation, Inc.

Armac Industries, Co.     Delaware            Armac Industries, Co.

DT Canada Inc.            New Brunswick,      DT Canada Inc.
                          Canada

Kalish Canada Inc.        New Brunswick,      Kalish Canada Inc.
                          Canada

DT Industries (UK)        England and         DT Industries (UK) Limited
Limited                   Wales

Swiftpack Automation      England and         Swiftpack Automation Limited
Limited                   Wales

Assembly Machines, Inc.   Pennsylvania        Assembly Machines, Inc.

Mid-West Automation       Illinois            Mid-West Automation Enterprises, Inc.
Enterprises, Inc.

Mid-West Automation       Illinois            Mid-West Automation Systems, Inc.
Systems, Inc.

Hansford Manufacturing    New York            Hansford Manufacturing Corporation
Corporation
